Exhibit 99.1

MarketAxess Reports Second Quarter 2023 Results

NEW YORK | July 20, 2023 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the second quarter ended June 30, 2023.

2Q23 select financial and operational highlights*

•  $179.8 million in total revenues, down 1.3%, reflects impact of low credit spread volatility.

•  4.0% growth in total revenues year-to-date to $383.0 million compared to the prior year.

•  6.9% increase in total expenses, driven principally by investments to capture the long-term revenue opportunity in the global fixed-income markets; $75.7 million in operating income.

•  Diluted EPS of $1.59 on net income of $59.9 million. Foreign currency transaction losses and unrealized losses on investments had a $0.04 per diluted share negative impact in the current quarter. The prior year quarter included a net $0.11 per diluted share positive impact from foreign currency transaction gains.

•  Record emerging markets estimated market share[1]; 10.7% increase in emerging markets local markets trading volume in the quarter driven by a record $31.2 billion in the month of June.

•  Record Eurobonds average daily volume (“ADV”) of $1.9 billion, record estimated market share[2] of 18.4% (+330 bps); Municipal bonds estimated market share of 5.8% (+190 bps).

•  Record information services revenue of $11.7 million, up 24.0%, reflecting increasing adoption of Composite+™, our algorithmic pricing engine.

•  Record 2,083 (+7.6%) active client firms, record 1,606 (+11.1%) active U.S. credit client firms; record 1,054 (+7.3%) international active client firms and record 1,127 (+6.7%) active client firms trading three or more products.

•  39.5% growth in hedge fund client trading volume and 29.0% growth in private bank client trading volume reflecting increasing contribution from new client segments.

•  Record automation trading volume (+26.8%), trade count (+38.1%) and active client firms (+20.7%); record level of algorithmic responses on the platform (+30.7%). Record U.S. high-grade automation trading volume of $41.3 billion in the quarter, up 11.8% versus the prior year.

•  34% total credit Open Trading® share[3] in line with the prior year. Estimated price improvement[4] via Open Trading was approximately $157 million and was $409 million year-to-date.

*   All comparisons versus second quarter 2022 unless otherwise noted.

Table 1: 2Q23 select financial results

Chris Concannon, CEO of MarketAxess, commented:

“In the second quarter we continued to innovate, integrate and execute across our product areas with strong share gains in emerging markets, Eurobonds and municipals, and a significant expansion of our active global client network, especially in U.S. credit. We significantly enhanced our franchise in the quarter despite dramatically lower credit spread volatility which dampened trading activity by ETF market makers, especially in high-yield.

In terms of innovation, we are leveraging our leadership position in the credit markets by delivering new, innovative proprietary data to our clients to help them make better trading decisions. We are integrating the full potential of our data, protocols and liquidity for clients through our new trading platform. And we are expanding our automated solutions with the first client algo, Adaptive Auto-X. We are also continuing to drive growth with the expansion of our international franchise in Eurobonds and emerging markets, as well as domestically in municipal bonds.

In summary, we made significant progress in the second quarter in establishing the next generation of trading tools for clients to engage our integrated markets and drive future growth.”

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[5]	EBITDA Margin (%)[5]
2Q23	$180	$76	$60	$1.59	33.3%		$91	50.4%
2Q22	$182	$85	$67	$1.78	36.7%		$105	57.6%

% Change	(1%)	(11%)	(10%)	(11%)	(340	) bps	(14%)	(720	) bps
YTD 2023	$383	$171	$133	$3.55	34.9%		$201	52.5%
YTD 2022	$368	$173	$132	$3.49	35.8%		$211	57.2%

% Change	4%	(1%)	1%	2%	(90	) bps	(4%)	(470	) bps

Table 1A: 2Q23 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[6]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
2Q23	62/60	$27,828	$12,226	$5,697	$1,474	$2,714	$1,942	$389	$15,602	$15,163	$439
2Q22	62/60	$35,389	$12,290	$5,803	$1,771	$2,828	$1,491	$371	$23,099	$22,657	$442

% Change		(21%)	(1%)	(2%)	(17%)	(4%)	30%	5%	(32%)	(33%)	(1%)

Table 1B: 2Q23 estimated market share

	CREDIT												RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High- Yield Combined		Eurobonds[2]		Composite Corporate Bond[7]		Municipals		US Govt. Bonds
2Q23	20.7%		16.5%		19.7%		18.4%		19.7%		5.8%		2.5%
2Q22	22.3%		17.3%		20.9%		15.1%		20.2%		3.9%		3.7%

Bps Change	(160	) bps	(80	) bps	(120	) bps	+330	bps	(50	) bps	+190	bps	(120	) bps

2Q23 overview of results

Revenues and trading volume

Credit

•

Total credit commission revenue of $154.0 million (including $35.3 million in fixed-distribution fees) decreased $3.4 million, or 2%, compared to $157.4 million (including $31.6 million in fixed-distribution fees) in the prior year. The decrease in total credit commission revenue was driven principally by lower estimated market trading volumes and lower average fee per million (“FPM”), partially offset by a $3.7 million, or 12%, increase in total credit fixed distribution fees. The increase in total credit fixed distribution fees was driven principally by new dealers on fixed fee plans and upgrades of dealers on existing fixed fee plans. The decline in FPM for total credit to $157.42 from $165.75 in the second quarter of 2022 was mainly due to the lower duration of bonds traded in U.S. high-grade, driven principally by higher bond yields, product mix-shift in other credit products, primarily U.S. high-yield, and client crossing activity in Eurobonds which is executed at a low FPM.

•	U.S. high-grade ADV of $5.7 billion, with estimated market share of 20.7% reflecting the impact of low credit spread volatility.

•

U.S. high-yield ADV of $1.5 billion with estimated market share of 16.5%. Low credit spread volatility has reduced trading activity by ETF market makers, especially in U.S. high-yield, with estimated U.S. high-yield TRACE market ADV down 13.2%.

•

Emerging markets ADV of $2.7 billion decreased from $2.8 billion in the prior year with record estimated market share; decrease of 12.3% in emerging markets estimated market ADV.[1] Local markets emerging markets trading volume increased 10.7% to $75.0 billion and represented a record 44.2% of total emerging markets trading volume in the quarter. Local markets trading volume in the quarter benefited from a record $31.2 billion in June, representing a 31.9% increase compared to the prior year.

•	30.2% increase in Eurobonds ADV to a record $1.9 billion with a record 18.4% (+330 bps) estimated market share, up from 15.1%.[2]

•	Municipal bond ADV of $389 million, up 4.8%, with estimated market share of 5.8% (+190 bps), up from 3.9%. Municipal bond market ADV decreased 30.1%.

•

34% Open Trading® share[3] of total credit trading volume. Estimated price improvement[4] via Open Trading was approximately $157 million in the quarter and is $409 million year-to-date through second quarter 2023.

Rates

•

Total rates commission revenue of $4.6 million decreased 24% compared to the prior year, mainly due to the 32% decrease in rates ADV to $15.6 billion, which was partially offset by a 12% increase in FPM for total rates products to $4.70, compared to $4.21 in the second quarter of 2022.

•	262 active client firms on the platform, up 64% from 160 in the prior year.

Information services & post-trade services

•

Record information services revenue of $11.7 million increased $2.3 million, or 24%, compared to the prior year. The increase in revenue was principally driven by new Composite+™ data contract revenue.

•	Post-trade services revenue of $9.4 million was up 3%, compared to the prior year.

Expenses

•

Total expenses of $104.1 million increased $6.7 million, or 7%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of a 17% increase in headcount, mainly in technology and customer-facing roles, higher technology and communication expenses due to higher subscription costs, data center and cloud hosting expense and higher depreciation and amortization expense.

Non-operating

•

Other income (expense): Other income was $3.2 million, down from $4.8 million in the prior year. The current quarter included interest income of $5.3 million, compared to $0.3 million in the prior year, driven by higher interest rates, partially offset by a $1.3 million foreign currency transaction loss and a $0.8 million unrealized loss on U.S. Treasury investments. Foreign currency transaction losses and unrealized losses on investments had a $0.04 per diluted share negative impact in the current quarter. The prior year quarter benefited from a $5.5 million foreign currency transaction gain, which was a net benefit of $0.11 per diluted share.

•	Tax rate: The effective tax rate was 24.2%, compared to 25.3% in the prior year.

Capital

•	The Company had $505.5 million in cash, cash equivalents and investments; there were no outstanding borrowings under the Company’s credit facility.

•	The Board declared a quarterly cash dividend of $0.72 per share, payable on August 16, 2023 to stockholders of record as of the close of business on August 2, 2023.

Other

•

Employee headcount was 803 as of June 30, 2023, compared to 684 as of June 30, 2022 and 774 as of March 31, 2023. The increase in headcount compared to the prior year was principally due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

Guidance

•	The Company is reconfirming its previously stated full-year 2023 guidance for operating expenses, effective tax rate and capital expenditures.

[1]

Emerging markets estimated market share and emerging markets estimated market ADV are derived by combining MarketAxess TraX emerging markets trading volume (currently estimated to represent approximately 55% of the total emerging markets market) and FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates.

[2]

Eurobonds estimated market share is derived from MarketAxess TraX data for Eurobonds and covered bonds market trading volume, which is currently estimated to represent approximately 70% of the total European market.

[3]

Total credit Open Trading share is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[4]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[5]

EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of changes made to the calculation of EBITDA beginning in the first quarter of 2023.

[6]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[7]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess TraX data, which is currently estimated to represent approximately 70% of the total European market) product areas.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. Starting with the first quarter of 2023, our calculation of EBITDA has been revised to adjust for interest income in addition to interest expense. In prior periods, we only adjusted for interest expense because interest income amounts were insignificant. Prior comparable periods have now been recast to conform to the current presentation. Likewise, starting with the first quarter of 2023, EBITDA margin is calculated by adjusting for interest income in addition to interest expense and prior comparable periods have been recast to conform to the current presentation. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as cash flow from operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP cash flow from operating activities to free cash flow.

The Company also presents revenue and expense growth rates excluding the impact of foreign currency fluctuations. The Company believes that it is useful to provide investors with this framework that is also used by management to assess how our business performed excluding the effect of foreign currency fluctuations. To present this information, current and comparative prior period results for product areas reporting in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the current period.

Please refer to Tables 6 and 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Richard Schiffman, Global Head of Trading Solutions and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Thursday, July 20, 2023 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 2: Consolidated Statements of Operations

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except per share data (unaudited)	2023	2022	% Change	2023	2022	% Change
Revenues
Commissions	$158,586	$163,463	(3.0)%	$340,577	$329,576	3.3%
Information services	11,655	9,396	24.0	22,665	19,205	18.0
Post-trade services	9,415	9,144	3.0	19,395	19,056	1.8
Other	190	226	(15.9)	378	449	(15.8)

Total revenues	179,846	182,229	(1.3)	383,015	368,286	4.0

Expenses
Employee compensation and benefits	48,383	45,435	6.5	100,698	93,191	8.1
Depreciation and amortization	17,005	15,240	11.6	33,466	30,414	10.0
Technology and communications	15,235	12,490	22.0	30,234	24,682	22.5
Professional and consulting fees	8,023	8,920	(10.1)	15,150	18,541	(18.3)
Occupancy	3,199	3,700	(13.5)	6,810	7,087	(3.9)
Marketing and advertising	3,308	2,949	12.2	6,303	4,738	33.0
Clearing costs	4,182	4,263	(1.9)	8,727	8,838	(1.3)
General and administrative	4,784	4,444	7.7	10,544	7,903	33.4

Total expenses	104,119	97,441	6.9	211,932	195,394	8.5

Operating income	75,727	84,788	(10.7)	171,083	172,892	(1.0)
Other income (expense)
Interest income	5,312	254	NM	9,561	313	NM
Interest expense	(53)	(337)	(84.3)	(183)	(510)	(64.1)
Equity in earnings of unconsolidated affiliate	250	191	30.9	454	191	137.7
Other, net	(2,286)	4,682	NM	(3,770)	7,111	NM

Total other income (expense)	3,223	4,790	(32.7)	6,062	7,105	(14.7)

Income before income taxes	78,950	89,578	(11.9)	177,145	179,997	(1.6)
Provision for income taxes	19,091	22,656	(15.7)	43,658	48,306	(9.6)

Net income	$59,859	$66,922	(10.6)	$133,487	$131,691	1.4

Per Share Data:
Net income per common share
Basic	$1.60	$1.78		$3.56	$3.52
Diluted	$1.59	$1.78		$3.55	$3.49
Cash dividends declared per common share	$0.72	$0.70		$1.44	$1.40
Weighted-average common shares:
Basic	37,485	37,529		37,482	37,456
Diluted	37,588	37,608		37,617	37,716

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended June 30,			Six Months Ended June 30,
(unaudited)	2023	2022	% Change	2023	2022	% Change
Variable transaction fees
Credit	$118,710	$125,802	(5.6)%	$259,680	$254,484	2.0%
Rates	4,547	6,020	(24.5)	10,805	12,211	(11.5)

Total variable transaction fees	123,257	131,822	(6.5)	270,485	266,695	1.4

Fixed distribution fees
Credit	35,268	31,592	11.6	69,952	62,770	11.4
Rates	61	49	24.5	140	111	26.1

Total fixed distribution fees	35,329	31,641	11.7	70,092	62,881	11.5

Total commission revenue	$158,586	$163,463	(3.0)	$340,577	$329,576	3.3

Average variable transaction fee per million
Credit	157.42	165.75	(5.0)	161.43	169.11	(4.5)
Rates	4.70	4.21	11.6	4.35	4.05	7.3

Table 4: Trading Volume Detail*

	Three Months Ended June 30,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$353,239	$5,697	$359,785	$5,803	(1.8)%	(1.8)%
High-yield	91,390	1,474	109,829	1,771	(16.8)	(16.8)
Emerging markets	168,257	2,714	175,314	2,828	(4.0)	(4.0)
Eurobonds	116,495	1,942	89,480	1,491	30.2	30.2
Other credit	24,729	399	24,586	397	0.6	0.5

Total credit trading	754,110	12,226	758,994	12,290	(0.6)	(0.5)

Rates
U.S. government bonds	940,127	15,163	1,404,750	22,657	(33.1)	(33.1)
Agency and other government bonds	26,721	439	26,845	442	(0.5)	(0.7)

Total rates trading	966,848	15,602	1,431,595	23,099	(32.5)	(32.5)

Total trading	$1,720,958	$27,828	$2,190,589	$35,389	(21.4)	(21.4)

Number of U.S. Trading Days[1]		62		62
Number of U.K. Trading Days[2]		60		60

	Six Months Ended June 30,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$745,954	$6,016	$701,878	$5,660	6.3%	6.3%
High-yield	214,263	1,728	210,656	1,699	1.7	1.7
Emerging markets	360,098	2,904	365,054	2,944	(1.4)	(1.4)
Eurobonds	234,861	1,894	183,556	1,492	28.0	26.9
Other credit	53,412	430	43,661	352	22.3	22.2

Total credit trading	1,608,588	12,972	1,504,805	12,147	6.9	6.8

Rates
U.S. government bonds	2,431,419	19,608	2,959,466	23,867	(17.8)	(17.8)
Agency and other government bonds	53,782	434	53,363	433	0.8	0.2

Total rates trading	2,485,201	20,042	3,012,829	24,300	(17.5)	(17.5)

Total trading	$4,093,789	$33,014	$4,517,634	$36,447	(9.4)	(9.4)

Number of U.S. Trading Days[1]		124		124
Number of U.K. Trading Days[2]		124		123

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$396,487	$430,746
Cash segregated under federal regulations	52,015	50,947
Investments, at fair value	109,037	83,792
Accounts receivable, net	92,969	78,450
Receivables from broker-dealers, clearing organizations and customers	479,741	476,335
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	89,812	98,065
Furniture, equipment, leasehold improvements and capitalized software, net	99,022	100,256
Operating lease right-of-use assets	63,674	66,106
Prepaid expenses and other assets	81,645	68,289

Total assets	$1,619,191	$1,607,775

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$35,877	$56,302
Payables to broker-dealers, clearing organizations and customers	287,360	303,993
Income and other tax liabilities	18,518	28,448
Accounts payable, accrued expenses and other liabilities	32,422	55,263
Operating lease liabilities	79,922	82,676

Total liabilities	454,099	526,682

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	339,867	345,468
Treasury stock	(327,815)	(328,326)
Retained earnings	1,180,820	1,101,525
Accumulated other comprehensive loss	(27,903)	(37,697)

Total stockholders’ equity	1,165,092	1,081,093

Total liabilities and stockholders’ equity	$1,619,191	$1,607,775

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2023	2022	2023	2022
Net income	$59,859	$66,922	$133,487	$131,691
Add back:
Interest income	(5,312)	(254)	(9,561)	(313)
Interest expense	53	337	183	510
Provision for income taxes	19,091	22,656	43,658	48,306
Depreciation and amortization	17,005	15,240	33,466	30,414

EBITDA	$90,696	$104,901	$201,233	$210,608

Net income margin[1]	33.3%	36.7%	34.9%	35.8%
Add back:
Interest income	(3.0)	(0.1)	(2.5)	(0.1)
Interest expense	—	0.2	—	0.1
Provision for income taxes	10.6	12.4	11.4	13.1
Depreciation and amortization	9.5	8.4	8.7	8.3

EBITDA margin[2]	50.4%	57.6%	52.5%	57.2%

Table 7: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2023	2022	2023	2022
Cash flows from operating activities	$105,394	$93,637	$112,921	$69,907
Exclude: Net change in trading investments	(890)	—	(471)	—
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(46,010)	(20,376)	757	48,166
Less: Purchases of furniture, equipment and leasehold improvements	(1,055)	(1,285)	(1,272)	(2,681)
Less: Capitalization of software development costs	(11,025)	(9,136)	(21,715)	(18,561)

Free cash flow	$46,414	$62,840	$90,220	$96,831

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.